Exhibit 99.1

FOR IMMEDIATE RELEASE

Microtune contacts:
Media	Investor Relations
Kathleen Padula	Rob Graham
Microtune, Inc.	Microtune, Inc.
972-673-1811	972-673-1850
kathleen.padula@microtune.com	investor@microtune.com

MICROTUNE NAMES ANTHONY J. LEVECCHIO

TO ITS BOARD OF DIRECTORS

Plano, TX, September 2, 2003 – Microtune®, Inc. (Tune.PK) today announced the appointment of Anthony J. LeVecchio to its Board of Directors and to the position of Chairman of the Audit Committee of the Board of Directors.

Mr. LeVecchio, 56, is president and owner of The James Group, a general business consulting firm that has advised CEOs across a range of high-tech industries. Mr. LeVecchio brings to Microtune financial and operational expertise acquired through his service as director, advisor, and executive of private and public companies in a variety of industries, including the semiconductor industry.

Prior to forming his own company in 1988, Mr. LeVecchio was the Senior Vice President and Chief Financial Officer for VHA Southwest Inc., a regional healthcare system, where he structured the corporate financing plans for the company and its four subsidiaries. From 1983 to 1985, he was the Vice President and Chief Financial Officer for Philips Information Systems, an office automation company. His responsibilities included all treasury and controller duties, MIS development and operations, business planning, and domestic and international distribution. Prior to 1983, Mr. LeVecchio held several financial management positions with Exxon Office Systems and Xerox Corporation.

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Mr. LeVecchio received a Bachelor of Economics degree and a Masters of Business Administration degree in Finance from Rollins College, Winter Park, FL.

“Tony LeVecchio’s many years of experience in finance with a range of high-technology companies, plus his extensive strategic and operational experience, make him an excellent addition to Microtune’s Board of Directors,” said James A. Fontaine, Microtune’s CEO and President and a member of the Board.

With the new addition, Microtune’s Board of Directors now has seven members, including Harvey B. (Berry) Cash, Walter S. Ciciora, James H. Clardy, Steven Craddock, William P. Tai, Anthony J. LeVecchio and James A. Fontaine.

ABOUT MICROTUNE

Microtune, Inc. is a silicon and subsystems company that designs and markets radio frequency (RF)-based solutions for the global broadband communications and transportation electronics markets. Inventors of the MicroTuner™ single-chip broadband tuner, the Company offers a portfolio of advanced tuner, amplifier, and transceiver products that enable the delivery of information and entertainment across new classes of consumer electronics devices. The Company currently holds 27 U.S. patents for its technology, with approximately 50 applications pending approval that span its RF products, containing more than 2000 supporting claims. Founded in 1996, Microtune is headquartered in Plano, Texas, with key design and sales centers located around the world. The website is www.microtune.com.

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EDITOR’S NOTE: Microtune is a registered trademark and MicroTuner, MicroStreamer and VideoCaster are trademarks of Microtune, Inc. All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

Copyright © 2003 Microtune, Inc. All rights reserved.